Exhibit 99.1

Ford Credit Earns Second Quarter 2014 Pre-Tax Profit of $434 Million; Net Income of $264 Million*

DEARBORN, Mich., July 24, 2014 – Ford Motor Credit Company reported a pre-tax profit of $434 million in the second quarter of 2014, compared with $454 million a year earlier. The lower pre-tax profit was more than explained by a higher level of insurance losses from storm damage to dealer inventory. Ford Credit’s net income was $264 million in the second quarter of 2014, compared with $275 million in the previous year.

“We have grown our receivables, maintaining our principles of prudent lending and our record of consistent profitability,” Chairman and CEO Bernard Silverstone said. “Our focus on exceptional dealer and customer service and our integrated market approach with Ford Motor Company continue to benefit the enterprise.”

On June 30, 2014, Ford Credit’s total net receivables were $107 billion, compared with $100 billion at year-end 2013. Managed receivables were $111 billion on June 30, 2014, up from $103 billion on Dec. 31, 2013. On June 30, 2014, managed leverage was 8.6:1, compared with 8.5:1 at year-end 2013.

Ford Credit now expects full-year pre-tax profit to be higher than 2013, improved from about equal to or higher than 2013. Ford Credit also now expects year-end managed receivables of $112 billion to $115 billion, up from prior guidance of about $110 billion. Ford Credit continues to expect managed leverage in the range of 8:1 to 9:1, and distributions to its parent of about $250 million.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Steve Dahle
	Ford Credit	Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com
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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended June 30, 2013 and 2014
(in millions)

	Second Quarter		First Half
	2013	2014	2013	2014
	(unaudited)
Financing revenue
Operating leases	$818	$1,001	$1,572	$1,967
Retail Financing	680	691	1,377	1,387
Dealer Financing	385	424	763	817
Other	24	21	49	42
Total financing revenue	1,907	2,137	3,761	4,213
Depreciation on vehicles subject to operating leases	(553)	(742)	(1,034)	(1,447)
Interest expense	(682)	(673)	(1,365)	(1,339)
Net financing margin	672	722	1,362	1,427
Other revenue
Insurance premiums earned	30	31	59	63
Other income, net	46	66	123	117
Total financing margin and other revenue	748	819	1,544	1,607
Expenses
Operating expenses	240	281	490	531
Provision for credit losses	20	27	49	58
Insurance expenses	34	77	44	85
Total expenses	294	385	583	674
Income before income taxes	454	434	961	933
Provision for income taxes	179	170	322	357
Net income	$275	$264	$639	$576
__________
Certain prior period amounts in our Consolidated Income Statement were reclassified to conform to the presentation in our 2013 Form 10-K Report.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended June 30, 2013 and 2014
(in millions)

	Second Quarter		First Half
	2013	2014	2013	2014
	(unaudited)
Net income	$275	$264	$639	$576
Other comprehensive income/(loss), net of tax
Foreign currency translation	(51)	85	(238)	3
Total other comprehensive income/(loss), net of tax	(51)	85	(238)	3
Comprehensive income	$224	$349	$401	$579

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)
	December 31, 2013	June 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$9,424	$6,825
Marketable securities	1,943	3,020
Finance receivables, net	81,636	86,718
Net investment in operating leases	18,277	19,875
Notes and accounts receivable from affiliated companies	1,077	794
Derivative financial instruments	585	673
Other assets	2,666	2,536
Total assets	$115,608	$120,441

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,445	$1,182
Affiliated companies	211	526
Total accounts payable	1,656	1,708
Debt	98,693	103,038
Deferred income taxes	1,627	1,864
Derivative financial instruments	506	320
Other liabilities and deferred income	2,522	2,356
Total liabilities	105,004	109,286

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,217	5,217
Accumulated other comprehensive income	717	720
Retained earnings	4,670	5,218
Total shareholder’s interest	10,604	11,155
Total liabilities and shareholder’s interest	$115,608	$120,441

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2013	June 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$4,198	$2,186
Finance receivables, net	45,796	43,085
Net investment in operating leases	8,116	9,012
Derivative financial instruments	5	3

LIABILITIES
Debt	$40,728	$38,322
Derivative financial instruments	88	40

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2013	June 30, 2014
Receivables (a)	(in billions)
Net Receivables
Finance Receivables – North America Segment
Consumer
Retail financing	$40.9	$41.7
Non-Consumer
Dealer financing (b)	22.1	23.4
Other	1.0	1.0
Total finance receivables -- North America Segment	64.0	66.1
Finance Receivables – International Segment
Consumer
Retail financing	10.8	11.8
Non-Consumer
Dealer financing (b)	8.3	10.4
Other	0.4	0.3
Total finance receivables -- International Segment	19.5	22.5
Unearned interest supplements	(1.5)	(1.6)
Allowance for credit losses	(0.4)	(0.3)
Finance receivables, net	81.6	86.7
Net investment in operating leases	18.3	19.9
Total net receivables	$99.9	$106.6

Managed receivables
Total net receivables	$99.9	$106.6
Unearned interest supplements and residual support	3.1	3.5
Allowance for credit losses	0.4	0.4
Other, primarily accumulated supplemental depreciation	—	0.1
Total managed receivables	$103.4	$110.6

Managed Leverage Calculation	December 31, 2013	June 30, 2014
	(in billions)
Total debt (c)	$98.7	$103.0
Adjustments for cash, cash equivalents, and marketable securities (d)	(10.8)	(9.3)
Adjustments for derivative accounting (e)	(0.2)	(0.3)
Total adjusted debt	$87.7	$93.4

Equity (f)	$10.6	$11.2
Adjustments for derivative accounting (e)	(0.3)	(0.4)
Total adjusted equity	$10.3	$10.8

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.5	8.6
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.3	9.2

__________

(a)
Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)
Includes debt reported on Ford Credit’s balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

(d)	Excludes marketable securities related to insurance activities.

(e)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(f)	Shareholder’s interest reported on Ford Credit’s balance sheet.